Exhibit 1.2

June 24, 2020

Vista Gold Corp.

7961 Shaffer Parkway, Suite 5

Littleton, Colorado 80127

Attention: Douglas L. Tobler, Chief Financial Officer

Dear Mr. Tobler:

Reference is made to the At The Market Offering Agreement, dated as of November 22, 2017 (the “ATM Agreement”), between Vista Gold Corp. (the “Company”) and H.C. Wainwright & Co., LLC (the “Wainwright”).  This letter (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend the ATM Agreement as set forth herein.  Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1.The defined term “Agreement” in the ATM Agreement is amended to mean the ATM Agreement as amended by this Amendment.

2.The defined term “Registration Statement” in the ATM Agreement is amended and restated as follows:

““Registration Statement” shall mean, collectively, (i) for the period from November 22, 2017 until the Second Shelf Effective Date (as defined herein), the shelf registration statement (File Number 333-218979) on Form S-3 (the “First Registration Statement”) that was initially declared effective on July 5, 2017 and (ii) for the period from the Second Shelf Effective Date and thereafter, a new shelf registration statement (File Number 333-239139) on Form S-3 (the “Second Registration Statement”) that was filed prior to the expiration of the First Registration Statement and that was declared effective by the Commission on June 24, 2020 (such date of effectiveness of the Second Registration Statement, the “Second Shelf Effective Date”), including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.”

3.A new Section 2(b)(ix) of the ATM Agreement is hereby inserted as follows:

“If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution” and the record date for the determination of stockholders entitled to receive the Distribution, the “Record Date”), the Company hereby covenants that, in connection with any sales of Shares pursuant to a Sales Notice on the Record Date, the Company covenants and agrees that the Company shall issue and deliver such Shares to the Manager on the Record Date and the Record Date shall be the Settlement Date and the Company shall cover any additional costs of the Manager in connection with the delivery of Shares on the Record Date.”

4.Section 8(c) of the ATM Agreement is hereby amended and restated as follows:

“This Agreement shall remain in full force and effect until the date that this Agreement is terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties, provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 6, 7, 8, 9, 10, 12 and 14 shall remain in full force and effect.”

5.The Company and Wainwright hereby agree that the date of this Amendment shall be a Representation Date under the ATM Agreement, provided that the deliverable under Section 6(d) of the ATM Agreement shall not be required on the date of this Amendment, and the Company shall file a Prospectus Supplement with the Commission on the date hereof.

6.Except as expressly set forth herein, all of the terms and conditions of the ATM Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

7.This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By: /s/ Edward D. Silvera

    Name: Edward D. Silvera

Title: Chief Operating Officer

Accepted and Agreed:

VISTA GOLD CORP.

By: /s/ Frederick H. Earnest

    Name: Fredrick H. Earnest

Title: Chief Executive Officer